UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 26, 2006

Moscow CableCom Corp.

(Exact name of registrant as specified in its charter)

Commission file number:  000-01460

Delaware	06-0659863
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 38th Floor	10022
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 826-8942
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 8.01 Other Events.

On December 26, 2006, the Federal Arbitration Court for the Moscow Circuit issued a ruling rejecting the Company’s appeal from an assessment, made by the Russian tax authorities with respect to July and August 2004, regarding the ability of the Company’s operating subsidiary, ZAO ComCor-TV (“CCTV”), to offset value added taxes (“VAT”) collected from its customers against VAT paid to its suppliers in the ordinary course of its business.

The Company intends to appeal of the Federal Arbitration Court ruling to the Supreme Arbitration Court of the Russian Federation, on the grounds that applicable, binding clarifications of Russian tax law issued by the Plenum of the Supreme Arbitration Court were not applied by the Federal Arbitration Court in its ruling.  The Company is also considering an appeal to the Court of Appeals to correct an arithmetical error in the ruling of the Federal Arbitration Court.

If the Company’s appeals are not successful, certain portions of VAT paid prior to 2006 to the Company’s suppliers, which have already been recorded in the Company’s accounts as credits against which VAT collected from customers would be offset, and future VAT payments to suppliers may not be fully recoverable through the offset of VAT received by CCTV from its customers, as has been customary in the past.  As a result, a write-down of up to $747,000 in value of the VAT recoverable, which has been recorded as taxes receivable as of September 30, 2006, may be required.  As reported in the Company’s quarterly report on Form 10-Q/A for the period ended September 30, 2006 (the “3Q 10-Q”), Management has made a provision of $100,000 as an allowance for such possible losses.

 In a separate proceeding, on November 13, 2006 the Inspectorate of the Federal Tax Service of the Russian Federation informed the Company that it is not entitled to deduct its VAT payments against the VAT it receives from its customers, and that it was assessing fines and penalties for VAT deductions in the first six months of 2006.  As reported in the 3Q 10-Q, the Inspectorate has claimed a total of approximately $6.1 million, of which approximately $4.8 million is VAT and approximately $1.3 million is comprised of fines and penalties.  Since the filing of the 3Q 10-Q, the Company has received a new claim, with respect to the month of July 2006, assessing approximately $1.1 million of VAT and $0.26 million in fines and penalties.

These assessments appear to be based on the premise that, since the Company is operating at a loss and it must depend on external financing to continue operations, it cannot be considered a bona fide taxpayer as required under the Russian Tax Code.  The facts and circumstances surrounding each of the assessments differ in material respects and, as a result, rulings with respect to each of the assessments are not necessarily an indication of the likely outcome with respect to other assessments.  As of September 30, 2006, the Company has not made any provision for potential losses if it does not prevail in this separate proceeding.

The Company believes that it has fully complied with Russian tax legislation and regulations with respect to the collection and remittance of VAT and the reporting of its VAT activities, and will vigorously defend its position with respect to these matters.  If the Company does not prevail in the defense of its position, the Company may face similar claims and assessment relating to other periods.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.
(Registrant)

/s/ Tate Fite        _

Name: Tate Fite
Title:  Chief Financial Officer

Date:  December 29, 2006

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